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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------

                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                               -------------
                            (Amendment No. ___)

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[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        TESORO PETROLEUM CORPORATION
---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

             The Stockholders' Committee for New Management of
                        Tesoro Petroleum Corporation
---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        The Committee for New Management
                         of Tesoro Petroleum Corporation
                           c/o Whelan Management Corp.
                                 8 Holley Street
                               Lakeville CT  06039
                         860 435 5020   fax 860 435 5025



     March 28, 1996

     TO:  Clients of
          Institutional Shareholder Services

     RE:  Tesoro Petroleum Corporation


     You may have received a "Proxy Analysis" from Institutional Shareholder Services ("ISS") recommending that you support the current board of Tesoro Petroleum Corporation ("Tesoro") against the Consent Solicitation initiated by The Committee for New Management of Tesoro Petroleum Corporation (the "Committee") seeking to replace the current board of directors of Tesoro.

     With all due respect to ISS, we obviously believe ISS has reached the wrong conclusion, and has merely accepted at face value Tesoro Management's oft-repeated promise that "we will do better in the future". To those of us who are long-suffering holders of Tesoro stock, this "promise" sounds all too familiar - and hollow.

     We firmly believe, despite Management's promises and cosmetic changes, that if this Board (or a slight variation thereof) is returned to office, it will just be business as usual at Tesoro, with little or no hope for any increase in value to stockholders.

     We find it interesting that both ISS and the only director that represents any significant amount of stock (Steven Grapstein; see pages 14-15 of ISS's Analysis) credit the efforts of Kevin Flannery and/or the Committee with causing the Board to make some changes in the direction of the company - but yet they would still have you keep essentially the old Board in place, giving it free rein to do as it wishes once the Committee goes away. While ISS and Management point to proposed changes in the Board, there is as of now only one new outside director since the last annual meeting - Mr. Patrick Ward.

     You have seen our solicitation materials and press releases. We urge you to replace the current board with the Committee's Nominees.


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     March 28, 1996
     Page 2

     I am taking this opportunity to set forth our comments on what we believe are the most significant aspects of ISS's analysis that need correction or clarification.

          * The problems we attribute to ineffective management over the past several years were mainly in the E&P and corporate finance departments, areas that were then under the direction of Bruce Smith; we have not blamed Mike Burke's stewardship as ISS implies (ISS Analysis page 8, 2nd para., last sentence).

          * Regarding Mr. Burke's severance payment of $4.25 million (page 12): We have a copy of Mr. Burke's employment contract for anyone who wants to see it. We are unable to see how the Company was obligated to pay that amount of money under this agreement.

          * ISS repeats Bruce Smith's claim that he and Tennessee Gas had negotiated a settlement of the gas contract litigation but that Tennessee Gas "would not sign the agreement because of Mr. Flannery's involvement with the company and his efforts to replace the board of directors" (page 12). This statement contrasts with what then-Chairman of the Executive Committee Steven Grapstein told us: Mr. Smith held out for $130 million (including approximately $30 million in receivables from Tennessee Gas, then covered by a court-ordered bond), whereas Tennessee Gas had offered to settle for "only" $100 million.

          * ISS says that "Wall Street responded favorably" to the sale of 5.4 million shares of common stock to retire preferred stock in June 1994 (page 12 under "Debt"). Quite the contrary - the stock had moved up in the first quarter of 1994 to a high of $12 3/8 on March 14th well before the announcement on May 12th (when the stock closed at $11 1/4) and the subsequent sale on June 22nd of 5.4 million shares of common stock at $10 3/8. The stock fell further to as low as $8 1/2 in August 1994.

     ISS may take Tesoro management's promises for change in the future at face value, but we long-term stockholders have a problem with that, and feel more strongly than ever that now is the time for change.


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     March 28, 1996
     Page 3

     After you have had a chance to review our comments we would like a few minutes of your time to discuss our position in more detail.

                                   Very truly yours,

                                   /s/ Kevin S. Flannery

                                   Kevin S. Flannery, on behalf of
                                   The Stockholders' Committee for
                                   New Management of Tesoro Petroleum
                                   Corporation





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